EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into on August 10, 1998, by and among Aviation Sales Maintenance, Repair & Overhaul Company, a Delaware corporation ("Buyer"), Primark Corporation, a Michigan corporation ("Seller") and Triad International Maintenance Corporation, a Delaware corporation ("Company").


                                    RECITALS

         Through its wholly-owned subsidiary, the Company, Seller is engaged in the business (the "Business") of maintaining, repairing and overhauling aircraft and aircraft components primarily at certain leased facilities located at Greensboro, North Carolina (the "Facility").

         Buyer wishes to purchase and Seller wishes to sell all of the outstanding capital stock of the Company on the terms and conditions set forth in this Agreement.

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:


                                    ARTICLE I

                           PURCHASE AND SALE OF STOCK

         1.1 PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, transfer, convey and assign to Buyer, and Buyer hereby agrees to purchase from Seller, on and as of the Closing Date (as hereinafter defined), 850 shares of the Company's common Stock, par value $0.01 per share (the "Shares"), free and clear of all liens and other encumbrances.


                                   ARTICLE II

                                 PURCHASE PRICE

         2.1 PURCHASE PRICE. As the sole consideration for the sale and transfer of the Shares and the covenants, undertakings and agreements of the Seller made herein, Buyer shall pay to Seller Seventy Million Dollars ($70,000,000) (the "Purchase Price").

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         2.2 METHOD AND TIMING OF PAYMENT. Buyer shall pay the Purchase Price at
Closing by wire transfer of immediately available funds to an account designated in writing by the Seller.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         Except as expressly set forth in the Disclosure Schedule attached hereto, Seller and the Company, jointly and severally, represent and warrant to Buyer that the representations and warranties set forth in this Article III are true and correct as of the date of this Agreement; provided that the representations and warranties of Seller, except those representations and warranties of Seller set forth in Sections 3.2, 3.4, 3.5 and 3.18, are qualified as to Seller's knowledge. In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, assets, business, or results of operations of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, assets, business, or results of operations of such entity and its subsidiaries, taken as a whole.

         3.1 ORGANIZATION, STANDING, ETC. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to enter into and perform its obligations under this Agreement. The Company is duly qualified to do business in, and is in good standing under the laws of, each state in which the conduct of the Business requires such qualification and where failure to so qualify would have a Material Adverse Effect on the Company. True, correct and complete copies of the Certificate of Incorporation and Bylaws of the Company and the minutes of meetings of the Board of Directors and shareholders of the Company have heretofore been made available to the Buyer.

         3.2 AUTHORIZATION OF AGREEMENT. This Agreement and each of the agreements delivered by Seller pursuant to this Agreement constitute the valid and binding obligations of the Seller enforceable against Seller in accordance with their respective terms and are effective to transfer to Buyer the Shares. This Agreement has received all necessary approvals of Seller's board of directors and any other required corporate approvals of Seller and the Company. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate the Seller's Certificate of Incorporation or Bylaws; or (ii) except as set forth in Section 3.2 of the Disclosure Schedules result in a violation or breach of, or constitute a default under, or require a payment under, any indenture, promissory note or other material contract, to which the Company is a party or by which any of the Company's property is bound; or (iii) violate any order, writ, injunction, decree, rule or regulation, applicable to the Company other than, in the case of clauses (ii) and (iii), any such violations, breaches, modifications, rescissions, defaults or payments that, individually or in the aggregate, would not have Material Adverse Effect on the Company or prevent the consummation of the transactions contemplated hereby.

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         3.3 LITIGATION. Except as disclosed in Section 3.3 of the Disclosure
Schedule, there are no claims, actions, suits, proceedings, arbitrations, or, to the Seller's or the Company's knowledge, investigations or inquiries pending before any court or governmental body or agency or any private arbitration tribunal or involving the Company and its assets, nor to the Seller's or the Company's knowledge, are any such proceedings, actions, suits, claims, or arbitrations threatened against the Company that would have a Material Adverse Effect on the Company or prevent the consummation of the transactions contemplated hereby.

         3.4 FINANCIAL STATEMENTS.

                  (a) Seller and Company have delivered to Buyer the (i) audited balance sheet of the Company as of each of December 31, 1996 and 1997, and the related audited statements of income of the Company for the years ending December 31, 1996 and 1997, in each case audited by Deloitte & Touche LLP, independent certified public accountants, and (ii) the unaudited balance sheet of the Company as of June 30, 1998, and the related unaudited statements of income for the six-month period then ended together with corresponding information from the six months of the prior year (collectively, the "Financial Statements"). The Financial Statements have been prepared from the books and records of the Company and are complete in all material respects, and present fairly the financial position, results of operations, cash flows and changes in shareholders' equity of Company at the respective dates and for the respective periods indicated therein in accordance with generally accepted accounting principles applied on a consistent basis. The books and records of the Company fairly reflect in all material respects all of its transactions, properties, assets and liabilities.

                  (b) Since December 31, 1997 and except as set forth in Section
3.4 of the Disclosure Schedule, there has been no material adverse change in the financial condition, assets, business, or results of operations of the Company, and the Company and the Business have been operated only in the ordinary course consistent with past practice.

                  (c) The Company does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (a) to the extent reflected or taken into account in the June 30, 1998 Balance Sheet ("Current Balance Sheet") and not heretofore paid or discharged, (b) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), (c) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which would not be material in the aggregate, (d) liabilities incurred in the ordinary course of business prior to the date of the Current Balance Sheet which, in accordance with GAAP consistently applied, were not recorded thereon, and (e) liabilities, if any which may accrue in the future by reason of the litigation matters described in Section 3.3 of the Disclosure Schedule. For purposes of this Agreement, "Indebtedness" shall mean the aggregate amount of indebtedness for borrowed money (including accrued but unpaid interest),

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whether owed to a bank or any other person (including Seller), remaining payments on capitalized equipment leases and remaining payments on covenants not to compete.

         3.5 TAXES

                  (a) Except as set forth in Section 3.5 of the Disclosure Schedule, as of the time of Closing: (i) the Company has, or the Seller and its affiliates (including the Company) have, filed or will cause to be filed, within the time and within the manner prescribed by law, all federal, state and local and foreign Income Tax Returns which are required to be filed by or with respect to the Company and such Tax Returns reflect accurately in all material respects the liabilities of the Company and (ii) to the knowledge of the Seller, the Seller and its affiliates (including the Company) have, filed or will cause to be filed, within the time and within the manner prescribed by law, all federal, state and local and foreign Tax Returns relating to taxes other than Income Taxes which are required to be filed by or with respect to the Company and such Tax Returns (other than Income Tax Returns) reflect accurately in all material respects the liabilities of the Company;

                  (b) Except as set forth in Section 3.5 of the Disclosure
Schedule: (i) the Company has, or the Seller and its affiliates (including the Company) have, within the time prescribed by law paid (and until the Closing Date will, within the time prescribed by law, pay) all federal, state and local and foreign Income Taxes that are due and payable as shown on the Income Tax Returns; and (ii) to the knowledge of the Seller, the Company has, or the Seller and its affiliates (including the Company) have, within the time prescribed by law paid (and until the Closing Date will, within the time prescribed by law, pay) all federal, state and local and foreign Taxes other than Income Taxes on income that are due and payable as shown on the Income Tax Returns;

                  (c) The Company has no material liens with respect to Taxes upon any of its properties or assets.

                  (d) Except as set forth in Section 3.5 of the Disclosure Schedule, the Company does not have in effect as of the date of this Agreement, or will not have in effect, as of the Closing Date, any waiver or extension of any statute of limitations with respect to Taxes.

                  (e) Except as set forth in Section 3.5 of the Disclosure Schedule, the Company does not have a federal, state, local or foreign audit or other administrative proceeding or court proceeding presently pending or threatened with regard to any Tax Returns for the Company.

                  (f) Except as set forth in Section 3.5 of the Disclosure Schedule, neither the Seller nor the Company is a party to any agreement providing for the allocation or sharing of Taxes.

                  (g) The Company has not been a member of an affiliated or consolidated group (or similar state or local filing group) other than any group in which the Seller is the common parent.

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                  (h) The Company is an includible corporation (within the
meaning of Section 1504 of the Code) on a federal consolidated Income Tax Return with the Seller as the common parent. Any reference in this Agreement to a Tax Return of the Company includes a reference to a consolidated, combined or unitary or other similar Income Tax Return filed by the Seller or any other person or entity which includes in whole or in part the results of the Company.

                  (i) The Company does not own any corporate subsidiaries including, but not limited to, any includible corporation (within the meaning of Section 1504 of the Code) on a federal consolidated Income Tax Return with Seller as the common parent.

                  (j) Seller is the common parent of an affiliated group (as defined in Section 1504 of the Code) and files a federal consolidated Income Tax Return for the affiliated group. The Company is included as a member filing under such consolidated federal Income Tax Return. Such a consolidated federal Income Tax Return including the Company as a member will be filed for the tax year of Seller ending on or after the Closing Date.

                  (k) The Company does not own any interests in a limited liability company, partnership, business trust or similar entity.

                  (l) Except as set forth in Section 3.5 of the Disclosure Schedule, the Financial Statement for the period ending June 30, 1998, reflect:
(i) all liabilities for Income Taxes accrued but unpaid as of such date, whether or not an Income Tax Return was due, or the Income Tax was required to be paid, on or before June 30, 1998, and (ii) with respect to Taxes other than Income Taxes, to the knowledge of the Seller, all liabilities for Taxes accrued but unpaid as of such date, whether or not a Tax Return was due, or the Tax was required to be paid on or before June 30, 1998;

                  (m) After June 30, 1998, and on or before the Closing Date, the liability of the Company for Taxes shall be incurred in the ordinary course of business consistent with past practices.

                  (n) Except as set forth in Section 3.5 of the Disclosure
Schedule: (i) the Company has not been subject to a claim made by a taxing authority taxing income in a jurisdiction where the Company does not file Income Tax Returns that the Company is or may be subject to Income Taxes assessed by such jurisdiction, and (ii) to the knowledge of the Seller, the Company has not been subject to a claim made by a taxing authority in a jurisdiction where the Company does not file Tax Returns (other than Income Tax Returns) that the Company is or may be subject to Taxes (other than Income Taxes) assessed by such jurisdiction.

                  (o) Except as set forth in Section 3.5 of the Disclosure
Schedule: (i) with respect to Income Taxes, the Company has not been subject to a deficiency or proposed adjustment for any amount of Income Taxes asserted or assessed by any taxing authority against the Company which has not been settled or otherwise resolved or not reflected in the Financial Statements; and (ii) with respect to any Taxes other than Income Taxes, to the knowledge of the Seller, the Company has not

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been subject to a deficiency or proposed adjustment for any amount of Taxes
(other than Income Taxes) asserted or assessed by any taxing authority against the Company which has not been settled or otherwise resolved or not reflected in the Financial Statements; and

                  (p) The Company does not file, nor is it required to file, a consolidated, combined or unitary or other similar state Income Tax Return including the Seller or any other person or entity and which includes, or will include, in whole or in part the results of the Company for any period on or before the Closing Date.

         3.6 INVENTORY AND RECEIVABLES.

                  (a) Except to the extent of any provision or reserve in relation to a particular item or category or inventory included in the Current Balance Sheet of the Company, as of the Closing Date:

                            (i) All inventory of finished goods have been produced in the ordinary course of conduct of the business;

                           (ii) All inventory of raw materials and components and services from third parties have been acquired in the ordinary course of conduct of the business, and have the necessary traceability such that they are in full compliance with all applicable FAR's and existing Company traceability requirements; and

                           (iii) All of the inventory of the Company is in good
and saleable condition, and subject to such reasonable allowances with respect thereto as set forth on the books and records of the Company which are maintained in accordance with GAAP.

                  (b) All of the accounts receivables of the Company as of the Closing Date ("Receivables") (i) will have arisen in the ordinary course of the conduct of the Business; and (ii) will be subject to no prior assignment, claim, lien or security interest.

                  (c) All of the Receivables (as hereinafter defined) are valid and legally binding, represent bona fide transactions and arose in the ordinary course of business of the Company. For purposes of this Agreement, the term "Receivables" means all receivables of the Company, including all trade account receivables, unbilled accounts receivable, arising from the provision of services, sale of inventory, notes receivable, and insurance proceeds receivable.

         3.7 REAL PROPERTY. Schedule 3.7 (the "Property Schedule") sets forth all of the leases (the "Leases") under which the Facility is leased to the Company, and any other lease to which the Company is a party, including, as to each such lease, the name of the lease, the name of the holder of the lessor's interest (the "Landlord"), the date of the lease, including all amendments thereto and the address of the property leased, together with such other information as may be necessary to identify the leased premises. The Facility comprises most of the real property used to operate the

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Business as currently conducted. The Company does not hold fee title to any part of the Facility or any other real property. Except as set forth in Section 3.7 of the Disclosure Schedule:

                  (a) Each Lease is in full force and effect, is enforceable in accordance with its terms, except as to enforceability that may be limited by bankruptcy, insolvency, reorganization or similar laws and general equitable principles, and has not been amended, modified or supplemented except as listed on Schedule 3.7 hereto.

                  (b) Neither the Company nor, to the Company's knowledge, the Landlord, is in default of its obligation under the Leases and there has not occurred any event which, with the passage of time or giving of notice or both, constitutes: (i) a default under the Leases defined as Facility Leases in
Section 3.7 of the Disclosure Schedules or (ii) a material default under any other Leases.

                  (c) Seller has made available to Buyer true and complete copies of all the Leases.

                  (d) With respect to leased premises subject to each Lease ("Leased Premises"):

                            (i) The Company has valid leasehold interests in the Leased Premises, free and clear of any Liens, covenants and easements or title defects of any nature whatsoever;

                           (ii) The improvements or portions thereof located on the Leased Premises that are used in the business of the Company are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company's current normal business activities as conducted thereat, including for use as an aviation hanger;

                          (iii) Each of the Leased Premises (a) has such access to public roads and airport runways (in the case of the Facility premises) as is sufficient to satisfy the current normal transportation requirements of the Company's business as presently conducted at such parcel; and (b) is served by all utilities in such quantity and quality as are sufficient to satisfy the current normal business activities as conducted at such parcel; and

                           (iv) The Company has not received notice of (a) any condemnation proceeding with respect to any portion of the Leased Premises or any access thereto, and, to the knowledge of the Seller and the Company, no such proceeding is contemplated by any governmental authority; or (b) any special assessment which may affect any of the Leased Premises, and, to the knowledge of the Seller and the Company, no such special assessment is contemplated by any governmental authority.

         3.8 PROPERTY. The Company has good and marketable title to all personal property which is reflected on the Company's statement of financial condition as of June 30, 1998, or acquired after such date and on or prior to the Closing Date, except as disclosed in Section 3.8 of the Disclosure Schedule and except for personal property disposed of in the ordinary course of business. All such

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personal property is in good and serviceable condition, reasonable wear and tear excepted and has, if applicable, been maintained substantially in accordance with manufacturer's representations and warranties. The assets of the Company as reflected on the Current Balance Sheet and the Leased Premises constitute, in the aggregate, all of the assets and properties necessary for the conduct of the business of the Company in the manner in which and to the extent to which such business is currently being conducted. No adjustments are required to the books and records of the Company to reflect the fair market value of its assets. No current supplier to the Company of items essential to the conduct of its business has threatened to terminate its business relationship with it for any reason. Neither the Company nor the Seller has any direct or indirect interest in any customer, supplier or competitor of any of the Company, or in any person from whom or to whom the Company leases real or personal property. No officer, director or shareholder of the Company, nor any person related by blood or marriage to any such person, nor any entity in which any such person owns any beneficial interest, is a party to any Contract or transaction with the Company or has any interest in any property used by the Company.

         3.9 MARKS, INTELLECTUAL PROPERTY. Section 3.9 of the Disclosure Schedule contains a complete and correct list of (1) all Supplemental Type Certifications ("STCs") owned by the Company in connection with the Business, and (2) all patents, patent applications, trademarks, trade names, service marks, trademark and service mark registrations, maskworks and registered copyrights owned by Company (the "Intellectual Property"). None of the past or present employees, officers or directors of the Company or Seller has any rights in any of the Intellectual Property. Except as disclosed in Section 3.9 of the Disclosure Schedule, Company has not granted any license or other rights to any of the STCs or the Intellectual Property.

         3.10 EMPLOYEE MATTERS. (a) The Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and except as set forth on Section 3.10 of the Disclosure Schedule, to the Company's knowledge there has been no effort by any labor union during the 24 months prior to the date hereof to organize any employees of the Company into one or more collective bargaining units. To the Company's knowledge, there is no pending or threatened labor dispute, strike or work stoppage which affects or which may affect the business of the Company or which may interfere with its continued operations. Neither the Company nor any agent, representative or employee thereof has within the last 24 months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or threatened charge or complaint against either of the Companies by or with the National Labor Relations Board or any representative thereof. The Seller is not aware that any executive or key employee or group of employees has any plans to terminate his, her or their employment with the Company as a result of the transactions contemplated hereby. Section 3.10 of the Disclosure Schedule sets forth a true and complete list of all employee benefit plans or arrangements provided by the Company. The Company has provided Buyer full and complete copies of, and access to such plans and arrangements and all state and federal filings with respect thereto. Except as set forth in Section 3.10 of the Disclosure Schedule, the Company maintains no other employee benefit plans or arrangements with respect to the employees of the Company.

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         (b) QUALIFIED PLANS. With respect to each employee benefit plan intended to qualify under Code Section 401(a) or 403(a) (i), the Internal Revenue Service has issued a favorable determination letter, true and correct copies of which have been furnished to Buyer, that such plans are qualified and exempt from federal income taxes; (ii) no such determination letter has been revoked nor has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its costs; (iii) no such plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code; (iv) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, other than one for which the 30-day notice requirement has been waived; (v) as of the Closing Date, the present value of all liabilities that would be "benefit liabilities" under Section 4001(a)(16) of ERISA if benefits described in Code Section 411(d)(6)(B) were included will not exceed the then current fair market value of the assets of such plan (determined using the actuarial assumptions used for the most recent actuarial valuation for such plan); (vi) all contributions to, and payments from and with respect to such plans, which may have been required to be made in accordance with such plans and, when applicable, Section 302 of ERISA or
Section 412 of the Code, have been timely made; and (vii) all such contributions to the plans, and all payments under the plans (except those to be made from a trust qualified under Section 401(a) of the Code) and all payments with respect to the plans (including, without limitation, PBGC (as defined below) and insurance premiums) for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected on the Current Balance Sheet (other than routine claims for benefits under the terms of such plans), to the extent required by GAAP.

         (c) MULTIEMPLOYER PLANS. With respect to any multiemployer plan to which the Company is obligated to contribute, as described in Section 4001(a)(3) of ERISA ("MPPA Plan") (i) all contributions required to be made with respect to employees of the Company have been timely paid; (ii) the Company has not incurred and is not expected to incur, directly or indirectly, any withdrawal liability under ERISA with respect to any such plan (whether by reason of the transactions contemplated by the Agreement or otherwise); (iii) Section 3.10 of the Disclosure Schedule sets forth (A) the withdrawal liability under ERISA to each MPPA Plan, (B) the date as of which such amount was calculated, and (C) the method for determining the withdrawal liability; and (iv) no such plan is (or is expected to be) insolvent or in reorganization and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists or is expected to exist with respect to any such plan.

         (d) WELFARE PLANS. Except as set forth at Item 14 of Section 3.10 of the Disclosure Schedules, (i) the Company is not obligated under any employee welfare benefit plan as described in Section 3(1) of ERISA ("Welfare Plan") to provide medical or death benefits (other than routine claims for benefits under the terms of its health insurance plan) with respect to any employee or former employee of the Company or its predecessors after termination of employment except as required by COBRA; (ii) the Company has complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the

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assessment of federal income taxes remains, open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code; and
(iii) there are no reserves, assets, surplus or prepaid premiums under any Welfare Plan which is an employee benefit plan. The consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay payable by the Company, and, will not accelerate the time of payment or vesting, or increase the amount of compensation, due to any individual from the Company.

         (e) CONTROLLED GROUP LIABILITY. Neither the Company nor any entity that would be aggregated with it under Code Section 414(b), (c), (m) or (o): (i) has ever terminated or withdrawn from any employee benefit plan under circumstances resulting (or expected to result) in liability to the Pension Benefit Guaranty Corporation ("PBGC"), the fund by which the employee benefit plan is funded, or any employee or beneficiary for whose benefit the plan is or was maintained (other than routine claims for benefits); (ii) has any assets subject to (or expected to be subject to) a lien for unpaid contributions to any employee benefit plan; (iii) has failed to pay premiums to the PBGC when due; (iv) is subject to (or expected to be subject to) an excise tax under Code Section 4971;
(v) has engaged in any transaction which would give rise to liability under
Section 4069 or Section 4212(c) of ERISA; or (vi) has violated Code Section 4980B or Section 601 through 608 of ERISA.

         (f) OTHER LIABILITIES. Except as set forth in Item 8 of Section 3.10 and Items 35 through 39 of Section 3.15 of the Disclosure Schedules, (i) the Company is not obligated to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change of control" (as such term is defined in Section 280G of the Code); (ii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the Current Balance Sheet or will be properly accrued on the books and records of the Company as of the Closing Date to the extent required by GAAP; and (iii) none of the employee benefit plans has any unfunded liabilities which are not reflected on the Current Balance Sheet or the books and records of the Company and which are required by GAAP to be so reflected, other than for routine claims under the terms of such plans.

         3.11 CONSENTS. Except as set forth in Section 3.11 of the Disclosure Schedule and, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"), (ii) applicable requirements of the NYSE, and (iii) such other consents, orders, authorizations, regulations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, or prevent the consummation of any of the transactions contemplated hereby, there is no consent, approval, order, or authorization of, or registration, declaration or filing with, or payment to, any governmental authority or any other third party on the part of the Seller or the Company required in connection with the valid execution, delivery and performance by Seller of this Agreement, the transfer of the Shares and the consummation of the transactions contemplated herein by Seller.

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         3.12 COMPLIANCE WITH LAWS. Except as set forth in Section 3.12 of the
Disclosure Schedule, the Company has complied and is in compliance with all applicable laws, statutes, orders, rules, regulations and requirements promulgated by governmental or other authorities, including without limitation:
(i) those relating to the Business and the Facility, and (ii) the Foreign Corrupt Practices Act; other than those instances of non-compliance which would not have a Material Adverse Effect on the Company, and no claims have been made by any governmental regulatory agency or other person or entity to the contrary. The Company maintains all permits, licenses, certificates, approvals and authorizations of and registrations with and under all federal, state, local and foreign laws, authorities and agencies as are required for the operation of the Business ("Permits"), including without limitation the occupancy of the Facility, except where the failure to maintain the same would not have a Material Adverse Effect on the Company, and, to the Sellers knowledge: (i) each such Permit is in full force and effect, (ii) there is no violation of any such permit, and (iii) no proceeding is pending or, to the knowledge of the Seller and the Company, threatened seeking the revocation or limitation of any such Permit.

         3.13 TRANSACTIONS WITH INTERESTED PERSONS. Neither Seller, nor to the Company's knowledge any officer, director or employee of the Seller or Company owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer, director or employee of, any customer, competitor or supplier of the Company, or any corporation, partnership, trust or other entity or organization which has a material contract or arrangement with Company. Section 3.13 of the Disclosure Schedule sets forth the services provided to the Company by Seller.

         3.14     ENVIRONMENTAL MATTERS.

                  (a) To Seller's knowledge, except as set forth in Section 3.14 of the Disclosure Schedule and except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company is in compliance with all applicable Environmental Laws; (ii) the Company has obtained all permits, licenses and other authorizations that are required under applicable Environmental Laws relating to the protection of the environment; and (iii) the Company is in compliance with the terms and conditions under which such permits, licenses and other authorizations were issued or granted.

                  (b) To Seller's knowledge, except as set forth in Section 3.14 of the Disclosure Schedule and except as could not reasonably be expected to have a Material Adverse Effect, (i) the Company has not generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Material (as defined below) in violation of any Environmental Laws; (ii) there has not been any generation, use, transportation , treatment, storage, release or disposal of any Hazardous Material in connection with the conduct of the business of any Company which has resulted in a release or a disposal into the environment of any Hazardous Material; and
(iii) no asbestos or polychlorinated biphenyl is located at the Facilities.

                  (c) For purposes of this Section 3.14, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the federal, state, or local level, whether existing as of the date hereof, or previously enacted.

         3.15 CONTRACTS. Section 3.15 of the Disclosure Schedule sets forth a complete list of all material agreements, contracts and leases to which the Company is a party or by which any of the assets of the Company are bound (the "Contracts"), including without limitation all customer agreements, sales representation and distribution agreements, lease agreements and joint product development or marketing agreements. Except as set forth in Section 3.15 of the Disclosure Schedule, each of the Contracts is in full force and effect and enforceable in accordance with its terms. The Company and all other parties to such Contracts have performed in all material respects all obligations required to be performed by them to date and neither the Company nor, to the knowledge of the Seller, any other party to any such Contracts is in default in any material respect thereunder nor has there occurred any other event which, with the passage of time or giving of notice or both, would constitute a default thereunder. True and complete copies of the Contracts have heretofore been made available to the Buyer and, except as set forth therein, the Contracts have not been amended or modified. For purposes of this Section 3.15, only those Contracts with customers and suppliers which have generated or are reasonably expected to generate in 1997, 1998 and 1999 annual payments in excess of $500,000 need be disclosed. The Buyer acknowledges that certain of the contracts set forth on Section 3.15 of the Disclosure Schedule are below the threshold set forth above and that no representation or warranty is provided that all contracts below such threshold have been included.

         3.16 INSURANCE. Section 3.16 of the Disclosure Schedule contains a list of all policies of insurance showing the policy number, name of carrier, type of coverage, term, expiration date and premium which are maintained by the Company. All such policies are in full force and effect and all premiums with respect thereto have been timely paid. Neither Seller nor the Company has received any notice that material changes are required in the conduct of the Business as a condition to the continuation of coverage or renewal of any such policy. All such policies are and will remain in full force and effect up to the Closing Date. The Company has not failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder and the Company and the Seller have no knowledge of any uninsured claims or losses.

         3.17 BROKERS. No agent, broker, investment banker, or other person acting under the authority of the Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from Company or Buyer or any affiliate of the Buyer as a result of this Agreement. The Seller shall pay the fee of BT Alex. Brown or any affiliate of BT Alex.
Brown.

         3.18 COMPANY CAPITALIZATION. The authorized capital of the Company consists of 1,000 shares of common stock, $0.01 par value per share, of which only the Shares are issued and outstanding. Each of the Shares is validly issued, fully paid and non-assessable. Other than a pledge of the shares to Mellon Bank, N.A., the Seller is the direct owner of all interests, both legal and equitable, in the Shares, free and clear of any liens, restrictions, encumbrances, and charges, with full power, right and authority to sell and deliver the Shares to Buyer pursuant to this Agreement. Upon delivery of the Shares, Buyer will receive good and marketable title thereto and all equity interests in the Company, free and clear of all liens, encumbrances, restrictions, charges and claims whatsoever (other than any restrictions pursuant to the Securities Act of 1933 as amended to the date hereof). There is no preemptive, subscription, option, warrant, call right, right of first refusal agreement or commitment relating to the issuance, sale, delivery or transfer by the Company or Seller of shares of capital stock of the Company or of any other securities, or instruments convertible into securities, of the Company. The Company does not directly or indirectly have an equity ownership interest in any person, corporation or other entity.

         3.19 PERSONS AUTHORIZED TO ACT. Section 3.19 of the Disclosure Schedule lists all of the respective officers and directors of the Company; all bank accounts of the Company; and each person authorized to draw on each such account.


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 ORGANIZATION, STANDING, ETC. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to enter into and perform its obligations under this Agreement.

         4.2 AUTHORIZATION OF AGREEMENT. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer, including, without limitation, the payment of the Purchase Price, have been duly and validly authorized by all necessary corporate proceedings of the Buyer. This Agreement has been duly and validly executed by Buyer. This Agreement and each of the other agreements delivered by Buyer pursuant to this Agreement constitute the valid and binding obligations of the Buyer, enforceable against Buyer in accordance with their respective terms.

         4.3 BROKERS. No agent, broker, investment banker or other Person acting under the authority of the Buyer is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from Seller or any affiliate of the Seller as a result of this Agreement.

         4.4 INVESTMENT INTENT. The Shares are being purchased for Buyer's own account for investment only and Buyer has no present intention of resale or other distribution of the Shares except in compliance with applicable securities laws. Buyer acknowledges that, in reliance on the foregoing representation, the Shares have not been registered under the Securities Act of 1933, as amended, or the securities act or Blue Sky laws of any state. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Shares, provided that the foregoing shall not in any way affect the representations and warranties included herein.


                                    ARTICLE V

                             COVENANTS OF THE BUYER

         5.1 EFFORTS TO CLOSING. Buyer agrees to use reasonable and proper efforts to bring about its timely performance of this Agreement.

         5.2 HART-SCOTT-RODINO; OTHER CONSENTS.

                  (a) Buyer and Seller shall use mutually best efforts to submit to the United States Department of Justice and the United States Federal Trade Commission not later than 5 business days after the date of this Agreement all of the forms and information applicable to this transaction required under the HSR Act and will use commercially reasonable efforts to respond promptly to any request by them for additional information. Buyer shall pay all filing fees required with respect to submission of such HSR applications.

                  (b) Buyer shall use commercially reasonable efforts to assist Seller to obtain the approvals and consents on Schedule 6.5.

                  (c) Buyer shall use commercially reasonable efforts to secure the approval for the release of the Seller from its obligations under (i) that certain Guaranty Agreement dated September 20, 1994 by the Seller in favor of Piedmont Triad Airport Authority (the "Authority") with respect to obligations of the Company under the 1994 Lease (as defined in Section 3.7 of the Disclosure Schedules); (ii) an Assignment and Assumption Agreement dated July 28, 1992 between Primark Storage Leasing Corporation, as Assignor, and the Seller, as Assignee, pursuant to which the Seller assumed the obligations of Assignor under a certain Guaranty Agreement dated as of November 1, 1989 under the 1989 Lease (as defined in Section 3.7 of the Disclosure Schedules); (iii) an Amended and Restated Guaranty and Suretyship Agreement dated as of September 25, 1992 by the Seller in favor of Mellon Bank, N.A. and Amendment to Stock Pledge Agreements and to Guaranty and Suretyship Agreements dated as of November 10, 1994 among the Seller, JMS Companies, Inc., and Mellon Bank, N.A.; (iv) a Guaranty Agreement dated July 28, 1992 by the Seller in favor of Capital Associates International, Inc.; and (v) any contracts with respect to the Company's or the Seller's obligations under any lease or other agreement with the Authority or other party, relating to the Authority's Special Facility Revenue Bonds (Triad International Maintenance Corporation Project), Series 1989 (the "Bonds"), including but not limited to any agreements with Mellon Bank, N.A. as to the issuance or securing of any letters of credit related to the Facility Leases, and the full substitution of the Buyer for Seller thereunder. Buyer and Seller will use commercially reasonable efforts to amend any agreements concerning the Bonds such that Seller's ownership in the Company, Seller's financial condition, or Seller's acts or omissions shall not have any effect upon the Bonds or on any letter of credit related to or securing repayment of the Bonds. Seller shall pay all costs associated with the release of Seller and the Company from any obligations to Mellon Bank and the Capital Associates International lease, and Buyer and Seller shall each pay 50% of the costs associated with the approval of the release of the Seller with respect to any obligations under the Bonds or the Facility Leases.

                  (d) Buyer shall maintain in effect for not less than five (5) years from the Closing Date, aviation liability and products and completed operations insurance coverage substantially similar to the coverage currently maintained by the Company. Such coverage shall be maintained with a reputable insurance company and shall be comparable, in scope and limits, to the Company's existing policy. Buyer further agrees that Seller shall be named as additional insured on this coverage. Buyer shall provide Seller at the Closing a certificate of insurance evidencing such coverage. The covenants and agreements of Buyer under this Section 5.2 shall survive the Closing.

                  (e) The Buyer shall pay, or cause to be paid, in same day funds by wire transfer to an account specified by Seller, $5.0 million in the event that the Closing does not occur by October 15, 1998 because the Buyer has not obtained financing sufficient to consummate the transactions contemplated by the Agreement and the Seller is not otherwise in material breach of the Agreement. Such payment shall be made no later than 3 business days following such date.

                  (f) If this Agreement or the transactions contemplated hereby are terminated (other than as contemplated in Sections 5.2(e), 6.3 and 8.2(d)) for failure by Seller to fulfill a Closing condition set forth in Section 8.1(a), (b), (f), (h), (i), (j) or (k), then Seller shall promptly (and in any event within 3 business days after such event) pay to Buyer by wire transfer in immediately available funds all reasonable out-of-pocket expenses and fees of Buyer incurred by the Buyer or on its behalf in connection with the transactions contemplated by this Agreement and the negotiation, preparation, execution or performance of this Agreement but in no event shall such payment exceed $500,000.

                  (g) If this Agreement or the transactions contemplated hereby are terminated (other than as contemplated in Sections 5.2(e), 6.3 and 8.2(d)) for failure by Buyer to fulfill a Closing condition set forth in Section 8.2(a) or (b), then Buyer shall promptly (and in any event within 3 business days after such event ) pay to Seller by wire transfer in immediately available funds all reasonable out-of-pocket expenses and fees of Seller incurred by the Seller or on its behalf in connection with the transactions contemplated by this Agreement and the negotiation, preparation, execution or performance of this Agreement, but in no event shall such payment exceed $500,000.

                                   ARTICLE VI

                       COVENANTS OF THE SELLER AND COMPANY

         6.1 CONDUCT OF BUSINESS PENDING CLOSING. Except as Buyer may otherwise consent in writing, prior to the Closing Seller will cause the Company to, and Company shall operate the Business in the usual, regular, and ordinary manner, and, to the extent consistent with such operation, use its commercially reasonable efforts to (i) preserve its present business organization intact;
(ii) keep available the services of its present officers and employees; (iii) preserve its present business relationship with customers, suppliers and others having business dealings with it and (iv) repair and maintain the Facility in the ordinary course of its business consistent with past practices. Without limiting the generality of the foregoing, except as Buyer may otherwise consent in writing, prior to the Closing, Company shall not: (a) enter into any material contracts or materially modify or cancel any material existing Contracts, except in the ordinary course of business consistent with past practices; (b) become indebted to any person other than Seller or its affiliates or become obligated to guaranty any indebtedness of any person; (c) make any material change in any management or supervisory personnel, except in the ordinary course of business;
(d) enter into any contract of employment with, or increase the compensation paid or payable to, or enter into any new arrangements with, any of the officers, employees or agents of the Business or pay or become committed to pay any of the foregoing any bonuses or other special compensation other than in the ordinary course of the Company's business; (e) alter or revise the accounting principles and procedures heretofore employed with respect to the Business, except as required by changes in U.S. generally accepted accounting principles;
(f) accelerate any progress or other billings to customers; (g) modify in any material respect the frequency or volume of material purchases with respect to the Business; (h) offer any discounts (whether for early payment or otherwise) to customers with respect to or waive payment of any accounts receivable owing to the Business, without the prior written consent of Buyer; (i) make any single capital expenditure in an amount exceeding $50,000, or any series of related capital expenditures which in the aggregate exceed $100,000 that are not contemplated by the capital expenditure plans previously provided to Buyer; (j) sell, transfer, assign, dispose, encumber or grant a license with respect to, its assets other than in the ordinary course of business; (k) incur any extraordinary charges or expenses or engage in transactions outside the ordinary course of business; (l) pay any dividends or make any other distributions of funds or assets to Seller or its affiliates; (m) engage in transactions with Seller or its affiliates except in accordance with existing agreements and policies disclosed on Schedule 6.1; (n) issue any shares of stock or other security or grant any stock option or right to purchase shares of capital stock or issue any security or grant any stock option or right to purchase shares of capital stock or issue any security convertible into shares of capital stock of the Company; (o) incur any obligation or liability material to the Company; (p) cancel or fail to renew any existing insurance coverage (provided that 15 days before renewing any insurance coverage, Seller shall provide Buyer written notice of such renewal); (q) amend or otherwise modify the Certificate of Incorporation or Bylaws of the Company; (r) merge or consolidate the Company with any other corporation or acquire all or substantially all of the stock or business of another person, corporation or other entity; or (s) enter into an agreement to do any of the foregoing.

         6.2 ACCESS TO INFORMATION. Prior to the Closing, Seller and the Company will grant full access to the books, records, management and facilities of the Business to Buyer and its legal counsel and other consultants and advisers, including environmental consultants.

         6.3 OTHER NEGOTIATIONS, ETC.. Prior to the Closing or the termination of this Agreement in accordance with Section 8.2, neither Seller nor the Company nor any of their respective employees, officers, shareholders, representatives or agents (including brokers, finders, accountants, attorneys or trustees representing any of them or any related party) shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or any substantial part of the Shares, Company or the Business other than as herein contemplated. In the event the Seller refuses to close the transaction contemplated hereby (for any reason except a breach by Buyer of the conditions to closing set forth herein) and thereafter Seller closes upon the sale of a substantial portion of the shares of the outstanding capital stock of the Company (including by way of merger) or a sale of a substantial portion of the assets of the Company to a third party, then, in such event, Seller shall immediately pay to Buyer a fee in the amount of $5.0 million, which amount shall be paid by wire transfer on the date the Company or the Seller enters into an agreement with respect to such sale. Additionally, upon execution of this Agreement, the Seller will discontinue all negotiations with respect to the sale of the Company or its assets which are currently ongoing.

         6.4 EFFORTS TO CLOSING. Seller agrees to use commercially reasonable and proper efforts to bring about its timely performance of this Agreement.

         6.5 HART-SCOTT-RODINO; OTHER CONSENTS.

                  (a) Seller shall submit to the United States Department of Justice and the United States Federal Trade Commission not later than 5 business days after the date of this Agreement all of the forms and information applicable to this transaction required under the HSR Act and will use commercially reasonable efforts to respond promptly to any request by them for additional information.

                  (b) Seller shall use commercially reasonable efforts to obtain the approvals and consents listed on Schedule 6.5

         6.6 DUE DILIGENCE REVIEW AND ENVIRONMENTAL ASSESSMENT. Buyer shall be entitled to continue to conduct prior to Closing a due diligence review of the assets, properties, books and records of the Company (including a review of any such assets, properties, Aviation Permits and records (including audits and actions) regulated by and relationships with the Federal Aviation Administration) and an environmental assessment of the Leased Premises (hereinafter referred to as "Environmental Assessment"). The Environmental Assessment may include, but not be limited to, a physical examination of the Leased Premises, and any structures, facilities, or equipment located thereon, soil samples, ground and surface water samples, storage tank testing, review of pertinent records, documents, and Licenses of the Company. The Company shall provide Buyer or its designated agents or consultants with the access to such property which Buyer, its agents or consultants require to conduct the Environmental Assessment. The Buyer agrees that it will not have the right to terminate this Agreement as a result of matters discovered in its diligence review or environmental assessment unless based upon such information the Buyer is otherwise permitted to terminate this Agreement pursuant to Section 9.2(b) hereof.


                                   ARTICLE VII

                                  TAX COVENANTS

         7.1 TAX RETURNS

                  (a) Seller will prepare and file, or cause to be prepared and filed, Income Tax Returns of the Company with respect to any Pre-Closing Period. In order to assist the Seller in the preparation of all Income Tax Returns that the Seller is required to prepare, the Buyer will prepare (or cause the Company to prepare in accordance with prior practices) and deliver to the Seller, as soon as reasonably practical after their receipt of a request therefore from the Seller, all data (including but not limited to the annual tax reporting package) regarding the Company, reasonably requested by the Seller, that is necessary to prepare any Income Tax Returns and properly report the operations of the Company thereon.

                  (b) The Company will prepare and file, or cause to be prepared and filed, all Tax Returns (other than Income Tax Returns) due on or before the Closing Date.

                  (c) The Buyer will prepare and file, or cause to be prepared and filed, all Tax Returns of the Company with respect to any Post-Closing Period.

                  (d) In accordance with Treas. Reg. ss.1.1502-76(b), the income of the Company through the Closing Date shall be included on the federal consolidated Income Tax Return of Seller, including any income attributable to the Section 338(h)(10) election specified in Section 7.3 of this Agreement. No party shall make an election with respect to Taxes on any Tax Return to be prepared and filed by a party in accordance with this Section 7.1, other than the Section 338(h)(10) election, without the consent of the other party if the making of such election would, or could, have an adverse effect on the other party.

                  (e) On the Closing Date, all Tax sharing agreements and arrangements between (i) the Company on the one hand and (ii) the Seller, or any of the Seller's subsidiaries or affiliates (other than the Company), on the other hand, shall be terminated and have no further effect for any taxable year or period (whether a past, present or future year or period), including for any Tax attributable to the Section 338(h)(10) election, and no additional payments shall be made thereunder on or after the Closing Date in respect of a redetermination of Tax liabilities or otherwise.

         7.2 PAYMENT OF TAXES. The Seller will pay, or cause to be paid, all Income Taxes of the Company for Pre-Closing Periods, including all Income Taxes, attributable to the making of the Section 338(h)(10) election or comparable election under any state or local law. Buyer will pay, or will cause to be paid, all Income Taxes for all taxable periods which do not constitute Pre-Closing Periods.

         7.3 SECTION 338(H)(10) ELECTION. The Seller and Buyer agree to make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to the Company, and any comparable election under state or local Income Tax law and the Seller and Buyer shall cooperate in the completion and timely filing of such elections in accordance with the provisions of Treasury Regulation ss.1.338(h)(10)-1 (or any comparable provisions of state or local Income Tax law) or any successor provision. Within ninety (90) days after the Closing Date, Buyer shall deliver to Seller a completed Form 8023 and required schedules thereto as well as any applicable state or local forms (the "Section 338 Forms"). Buyer shall act in good faith to
(i) determine and agree upon the amount of the modified aggregate deemed sales price ("MADSP") (within the meaning to Treas. Reg. ss.1.338(h)(10)-1(f) and (ii) agree upon the proper allocations (the "Allocations") of the MADSP among the assets of the Company in accordance with Treas. Reg. ss.1.338(h)(10)-1(f). The allocation of the Purchase Price among the assets of the Company shall be made in accordance with Code Section 338 and Treasury Regulations thereunder and any comparable provisions of state or local Income Tax law, as appropriate. If the
Section 338 Forms are correct and complete in the reasonable determination of Seller, the Seller shall, report, act, file in all respects and for all purposes consistent with such Section 338 Forms and shall execute and deliver to Buyer such

Section 338 Forms. "Section 338 Forms" shall mean all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county, or other local taxing authority in connection with a 338(h)(10) election, including, without limitation, any "Statement of Section 338 Election" and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treasury Regulations. The Buyer shall be responsible for the preparation and filing of the Section 338 election.

         7.4 TRANSFER TAXES. The Seller and Buyer will pay, on an equal basis, for all sales, use, transfer, stamps, conveyance, value added or similar transfer Tax imposed on the Seller by any governmental authority with respect to the transfer of the Shares. If either party pays 100 percent of such a transfer Tax, the other party shall reimburse the first party 50 percent of such Tax.

         7.5 PURCHASE PRICE ADJUSTMENT. All indemnity payments made by Seller under this Agreement shall be treated as Purchase Price adjustments for tax purposes.

         7.6 DEFINITIONS.

                  (a) POST-CLOSING PERIOD. The Post-Closing Period shall mean a Tax period ending after the Closing Date.

                  (b) PRE-CLOSING PERIOD. The Pre-Closing Period shall mean a Tax period ending on or prior to the Closing Date.

                  (c) INCOME TAX. The term Income Tax shall mean, for purposes of this Agreement, all income (including withholding tax on gross income), alternative minimum and franchise tax, levies or other assessments imposed by the United States, any state, county, or local government, or a foreign country and such term shall include any interest, penalties or additions attributable to such tax.

                  (d) TAX. The term Tax shall mean for purposes of this Agreement all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

                  (e) TAX RETURN. The term Tax Return shall mean, for purposes of this Agreement, any return, report, information return or other document (including any schedule or attachment thereto) with respect to Taxes.

                  (f) INCOME TAX RETURN The term Income Tax Return shall mean any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  (g) PURCHASE PRICE. The term Purchase Price shall have the meaning ascribed to it in Article 2.1 of this Agreement


                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

         8.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER. The obligations of the Buyer under this Agreement are subject to satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by Buyer:

                  (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller contained in this Agreement shall be true in all material respects (except those that are already qualified as to materiality, which shall be true in all respects) on and as of the Closing Date with the same effect as if they were made on and as of the Closing Date, except as affected by transactions contemplated hereby and except that any such representation and warranty made as of a specified date other than the date of this Agreement shall have been true in all material respects on and as of such date.

                  (b) PERFORMANCE OF AGREEMENTS. Seller shall have delivered the documents required by Section 9.3(a) hereof and Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or in any document delivered in connection herewith which are to be performed and complied with by it on or before the Closing Date and all documents and agreements required to be delivered pursuant to Section 8 at or prior to Closing shall have been so delivered.

                  (c) FACILITY CONSENT. An estoppel certificate addressed to Buyer and consent for the transfer of the Shares required from the Authority and from First Union National Bank of North Carolina, as Trustee under the Bond Order for the Bonds, shall have been received by Seller in form and substance reasonably satisfactory to Buyer.

                  (d) OTHER CONSENTS. The Company and Buyer shall have received the consents set forth in Section 3.11 of the Agreement (and in Section 3.11 of the Disclosure Schedule).

                  (e) NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect a material amount of damages arising out of, the transactions contemplated hereby.

                  (f) RELEASES. The Seller shall deliver to Buyer a release (the "Release") in such form as is reasonably satisfactory to Buyer releasing all claims of any nature against the Company, if any, and any claims arising out of the transactions contemplated by this Agreement. The Seller shall deliver a release in favor of the Company from Mellon Bank, releasing it from all obligations whatsoever the Company may have to Mellon Bank.

                  (g) EMPLOYMENT AGREEMENTS. At the Closing Date: (i) Charles Bell and Brian McCarthy shall have entered into employment agreements with the Company, and (ii) at least five of the following seven persons shall have entered into employment agreements with the Company: Lon Chaney, Dick Horn, Jon Eichten, Jim Pardetto, Jack Raia, Rick Salanitri and Kit Basler. The form of such employment agreement and the terms thereof shall be reasonably satisfactory to the Buyer. Additionally, such employment agreements shall modify the Change of Control Compensation Agreements and the payment terms of the Company's EVA Plan to the extent reasonably acceptable to the Buyer.

                  (h) INDEBTEDNESS. At the Closing, the Company shall not have any Indebtedness. For purposes of this Section 8.1(h) only, the term Indebtedness shall exclude: (i) Basic Project Rent due under the 1989 Lease and payments on capitalized equipment leases, and (ii) trade payables and accrued expenses incurred in the ordinary course of business. At the Closing, the Seller shall deliver a certificate to Buyer to such effect.

                  (i) WORKING CAPITAL AND NET WORTH. As of the Closing Date, the "adjusted working capital" of the Company shall not be less than $26,754,000 (the "Minimum Adjusted Working Capital") and the "adjusted net worth" of the Company shall not be less than $43,590,000 (the "Minimum Adjusted Net Worth"). For purposes of illustrating the parties' intent as to how Minimum Adjusted Working Capital and Minimum Adjusted Net Worth shall be calculated for purposes of this Section 8.1(i), Section 8.1(i) of the Disclosure Schedules to the Agreement contains the computation of the Company's adjusted working capital and adjusted net worth at June 30, 1998, which computations set forth the categories of assets and liabilities which shall be considered in making these computations and the methodology by which these computations shall be made. In that regard, cash and the amount recorded as customer deposits in the Company's financial statements determined in a manner consistent with past practices shall be included for purposes of determining the Minimum Adjusted Net Worth, and shall be excluded for purposes of determining Minimum Adjusted Working Capital. Additionally, for purposes of making both the computation of adjusted working capital and adjusted net worth, the following adjustments shall be made: (i) the current and deferred portion of all federal and state income tax assets and liabilities shall be excluded, and (ii) the Company's debt to Seller shall be excluded. Seller agrees that to the extent that the Minimum Adjusted Working Capital and Minimum Adjusted Net Worth thresholds set forth above are not met on the Closing Date, that Seller will remit cash to Company so that the above-described thresholds will be satisfied at the Closing Date. Similarly, if the adjusted working capital exceeds the Minimum Adjusted Net Working Capital on the Closing Date, Buyer shall remit the additional amount to Seller. The net amount, if any, of the preceding two payments is referred to as the "Adjustment Payment". The payments made by Seller under Section 8.1(j) shall be considered for purposes of computing whether the Minimum Adjusted Net Worth threshold has been satisfied.

         Three days prior to the Closing, Seller shall deliver a certificate to Buyer with respect to the Company's estimated compliance on the date which is five days prior to the Closing Date with the above-described Minimum Adjusted Working Capital and Minimum Adjusted Net Worth tests, which certificate shall set forth with specificity the calculations on a line item basis consistent with the methodology set forth herein and in Section 8.1(i) of the Disclosure Schedules, and which certificate shall be updated with good faith estimated computations as of the Closing Date. On that date which is ten days subsequent to the Closing, Seller shall deliver to Buyer a final certificate of compliance with respect to the Company's adjusted net worth and adjusted net working capital as of the Closing Date. Buyer shall have the right to inspect the Company's records with respect to verifying the accuracy of the information contained in the pre-closing and the closing certificates, and Seller shall have the right to inspect the Company's records with respect to preparing the post closing final certificate. The parties shall in good faith seek to reach agreement as to the adjusted net worth and adjusted net working capital of the Company at the Closing and ten days thereafter. If agreement on such matters cannot be reached at the Closing: (i) Seller shall place in escrow at Closing with Buyer's counsel an amount equal to the difference between Buyer's and Seller's determination of Adjustment Payment if the payment is to be made to the Buyer according to such computations, or (ii) Buyer shall place in escrow at Closing with Seller's outside counsel an amount equal to the difference between Buyer's and Seller's determination of the Adjustment Payment if the payment is to be made to the Seller according to such computations, to be held until such dispute is resolved (and if the parties are unable to agree on the final computations ten days later but the amount in dispute has changed, the parties shall in good faith make joint instructions to the escrow agent to adjust the amount in escrow consistent with the claims of the parties). In the event of a continuing dispute concerning the final certificate of compliance, the information regarding these computations shall be submitted to a nationally known mutually agreeable accounting firm for resolution, and the determination of such accounting firm on the issue shall be binding and conclusive on the parties. In that regard, each party shall provide such accounting firm with information regarding its view of these computations, and shall have the right to discuss the accountant's determination with the accountant. Seller and Buyer shall each pay 50% of the fees of the accounting firm for such determination.

                  (j) CUSTOMER DEPOSITS. On or before the Closing Date, Seller will remit to Company in cash an amount equal to any customer deposits which were recorded on the Company's Current Balance Sheet (at June 30, 1998), along with an amount equal to any customer deposits received by the Company subsequent to June 30, 1998, less amounts recorded on the Company's financial statements against customer deposits for specific services to which such customer deposits related to the extent such services were provided during the period between June 30, 1998 and the Closing Date ("Customer Deposits"), determined in a manner consistent with the Company's historic methodology of accounting for such amounts. Customer Deposits required to be remitted to the Company under this section shall not affect the Company's adjusted working capital for purposes of determining whether the Company has met the Minimum Adjusted Working Capital threshold on the Closing Date.

         Three days prior to the Closing, Seller shall deliver a certificate to Buyer with respect to the Company's estimated Customer Deposits (and the services provided which were applied against

Customer Deposits during periods subsequent to June 30, 1998), which certificate shall reflect information as of the date which is five days prior to the Closing Date and which certificate shall be updated at the Closing with good faith estimated computations as of the Closing Date. On that date which is ten days subsequent to the Closing, Seller shall deliver to Buyer a final certificate of compliance with respect to the status of the customer deposits as of the Closing Date. Buyer shall have the right to inspect the Company's records to verify the accuracy of the information contained in the pre-closing and closing certificates, and Seller shall have the right to inspect the Company's records with respect to preparing the post closing final certificate. The parties shall in good faith seek to reach agreement as to the Customer Deposits at the Closing. If agreement on such matters cannot be reached, Seller shall place in escrow at Closing with Buyer's counsel an amount equal to the difference between Buyer's and Seller's determination of Customer Deposits, to be held until such dispute is resolved. In the event of such a dispute, the information shall be submitted to a nationally known mutually agreeable accounting firm for resolution, and the determination of such accounting firm on the issue shall be binding and conclusive on the parties. In that regard, each party shall provide such accounting firm with information regarding its view of these computations, and shall have the right to discuss the accountant's determination with the accountant. Seller and Buyer shall each pay 50% of the fees of the accounting firm for such determination.

                  (k) ADDITIONAL PAYMENT. On the Closing Date, Seller shall remit to the Company $1.0 million. The payment required to be made hereunder shall not affect and shall not be taken into account in determining the Company's adjusted net worth and adjusted working capital as of the Closing Date for purposes of determining whether Company has met the Minimum Adjusted Net Worth and the Minimum Adjusted Working Capital thresholds on the Closing Date.

                  (l) MATERIAL ADVERSE CHANGE. The Company shall not have suffered a material adverse change in its financial condition, assets, business, or results of operations, taken as a whole.

         8.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER. The obligations of the Seller under this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

                  (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Buyer contained in this Agreement shall be true in all material respects (except those that are already qualified as to materiality, which shall be true in all respects) on the Closing Date with the same effect as if they were made on the Closing Date, except as affected by transactions contemplated hereby and except that any such representation and warranty made as of a specified date other than the date of this Agreement shall have been true in all material respects on and as of such date.

                  (b) PERFORMANCE OF AGREEMENTS. Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or in any document delivered in connection herewith to be performed and complied with by it on or before the Closing Date and all documents and agreements required to be delivered pursuant to Section 8 at or prior to Closing shall have been so delivered.

                  (c) INJUNCTION. No injunction against the transactions contemplated by this Agreement shall exist.

                  (d) RELEASE OF SHARES. Mellon Bank, N.A., as collateral agent, shall have released its lien upon the Shares, and shall have delivered the Shares to the Seller on or before October 15, 1998. In the event the Buyer is not in default under this agreement, and Seller fails to close because the Bank will not release the Shares (and the Buyer is not otherwise in material breach of this Agreement), as liquidated damages the Seller shall pay to the Buyer the sum of $5.0 million, and the parties shall have no further liability to the other. Any amount due hereunder shall be paid within three business days after October 15, 1998 by wire transfer to the Buyer.

                  (e) GOVERNMENTAL APPROVALS. All governmental filings and approvals (or lapse of waiting periods and any extensions thereof) necessary for the transfer of the Shares shall have been made or obtained (or shall have occurred), including under the HSR Act.


                                   ARTICLE IX

                                     CLOSING

         9.1 CLOSING. The transactions contemplated by this Agreement are to be closed, and all deliveries to be made at such time in connection therewith are to be made, at the offices of the Seller, on the day following satisfaction of all conditions precedent, or such other place or date as may be agreed upon by Seller and Buyer (said closing and the close of business on the date thereof herein referred to as the "Closing" and the "Closing Date", respectively). The parties shall use their commercially reasonable efforts to close the transactions contemplated by this Agreement on or before September 30, 1998.

         9.2 TERMINATION.

                  (a) BY EITHER PARTY. This Agreement may be terminated at the option of either party if, notwithstanding the provisions of Section 9.1, the Closing shall not have occurred by October 15, 1998; provided that neither Buyer nor Seller may exercise such termination right under this Subsection if its willful breach of this Agreement has prevented consummation of the transactions contemplated herein.

                  (b) BY BUYER. By Buyer, at any time before the Closing by written notice to Seller, if Seller fails to perform its obligations and agreements hereunder and such failure is not cured within 10 business days of notice thereof by Buyer provided, however, that as long as Seller is using its best efforts to cure such failure, then Buyer may not terminate this Agreement pursuant to this Section 9.2(b) for a period of 30 calendar days after notice of the default.

                  (c) BY SELLER. By Seller, at any time before the Closing by written notice to Buyer, if Buyer fails to perform its obligations and agreements hereunder and such failure is not cured within 10 business days of notice thereof by Seller, provided, however, that as long as Buyer is using its best efforts to cure such failures, then Seller may not terminate this Agreement pursuant to this Section 9.2(c) for a period of 30 calendar days after notice of the default.

         9.3 DELIVERIES.

                  (a) SELLER'S DELIVERIES TO BUYER. At the Closing, subject to the provisions hereof, Seller will deliver to Buyer:

                            (i) Certificates representing the Shares duly endorsed in blank or accompanied by stock powers duly executed in blank, and any other documents as are required to transfer to Buyer good and marketable title to such Shares free and clear of all liens and otherwise in accordance with the terms hereof (other than any restrictions imposed pursuant to the Securities Act of 1933, as amended);

                           (ii) Copies of the approvals and consents required under Section 6.5;

                          (iii) The directors and shareholders minute books and the stock register of the Company;

                           (iv) A certificate of good standing for Seller and the Company issued by the Secretary of State of their respective states of incorporation, as of a date reasonably close to the Closing Date, certifying that each such corporation is in good standing upon the records of its office;

                            (v) A certificate of an authorized office of the Seller, dated the Closing Date, certifying as to the satisfaction of the conditions set forth in Sections 8.1(a) and (b) and as to copies of the Certificate of Incorporation and Bylaws of the Company, and as to corporate resolutions and incumbency;

                           (vi) Such other instruments and documents as are (i) required by any other provisions of this Agreement, or (ii) reasonably necessary in the opinion of the Buyer to effect performance of this Agreement by Seller; and

                          (vii) An opinion of Michael R. Kargula, General Counsel to Seller, in form and substance reasonably satisfactory to Buyer.

                  (b) BUYER'S DELIVERIES TO SELLER. At the Closing, subject to the provisions hereof, Buyer will deliver to Seller:

                            (i) The Purchase Price payable under Section 2.1;

                           (ii) A certificate of an authorized officer of the Buyer, dated the Closing Date, certifying as to the satisfaction of the conditions set forth in Sections 8.2(a) and (b); and

                          (iii) An opinion of Akerman, Senterfitt & Eidson, P.A., counsel to Buyer, in form and substance reasonably satisfactory to Seller.

         9.4 SURVIVAL OF OBLIGATIONS. All representations, warranties, covenants, obligations and agreements of the parties contained in this Agreement or in any instrument, certificate, opinion or other writing provided for herein, shall not survive the Closing of this transaction; provided however, that Sellers representations set forth: (i) in Sections 3.2, 3.5 (other than with respect to income taxes), 3.10, 3.18 and 7.2, and the certificate provided for under Section 8.1(h), (i) and (j) hereof, shall survive for a period of 18 months from the Closing Date, and (ii) in Sections 3.5 and 7.2 (both with respect to income taxes) shall survive for a period of 36 months from the Closing Date.


                                    ARTICLE X

                            POST-CLOSING OBLIGATIONS

         10.1 ASSURANCES. If at any time either of the parties hereto shall consider or be advised that any further assignments, conveyances, novations or assurances are necessary or desirable to carry out the provisions hereof and the transactions contemplated herein, the appropriate parties hereto shall execute and deliver, or cause to be executed and delivered, any and all proper deeds, assignments and assurances, and do or cause to be done all things necessary or proper to carry out fully the provisions hereof. Seller shall promptly notify and provide to Buyer any correspondence or other communications received by Seller after the Closing relating to the Business, including without limitation any requests for proposals or requests for quotations.

         10.2 COVENANT NOT TO COMPETE.

                  (a) For a period of five (5) years after the Closing Date, Seller and its subsidiaries shall not, anywhere or at any place throughout the world (i) directly or indirectly engage in the business of maintaining, repairing or overhauling aircraft; (ii) have any direct or indirect interest (including corporate shareholdings or other business agreements or obligations) in any business that engages in the business of maintaining, repairing or overhauling aircraft, excluding ownership of not more than 5% of the shares of a publicly held corporation if such ownership does not involve any managerial responsibility or direct or indirect involvement in the operation of such business; or (iii) consult with or otherwise advise, directly or indirectly, any person, firm or business that directly or indirectly engages in the business of maintaining, overhauling or repairing aircraft. Notwithstanding the foregoing, Seller may sell software to businesses which maintain, overhaul or repair aircraft so long as such software is not directly or indirectly related to the TIMIS system software. Seller shall at Closing assign to Company whatever rights it has in the TIMIS system software;

                  (b) Seller acknowledges that, in the event of any breach of or default by Seller under this Section 10.2, Buyer will suffer irreparable and ongoing harm which, while substantial, will not be fully compensable by monetary damages. As a consequence, Seller expressly agrees that the remedies at law for any breach or threatened breach by Seller would be inadequate and that, in addition to any other remedies Buyer may have, Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.


                                   ARTICLE XI

                                 INDEMNIFICATION

         11.1 INDEMNITY BY BUYER. Buyer agrees to indemnify, hold harmless and defend Seller and its directors, officers, employees, affiliates, agents, successors and assigns from and against any and all claims, causes of action, liabilities, damages, losses, judgments, and the costs and expenses incident to any of the foregoing, including but not limited to reasonable attorneys' fees, the costs and expenses of enforcing this indemnification, costs of investigations and to stay any judgments or perfect any appeals (collectively, to the extent not covered by the Seller's insurance coverage, "Losses") resulting from:

                  (a) the breach of any representation or warranty made by Buyer in this Agreement or any document delivered pursuant to this Agreement,

                  (b) the breach or default in the performance or observance by Buyer of any of the covenants or other obligations which it is to perform or observe hereunder,

                  (c) a breach by the Company from and after the Closing Date of any of its obligations under any of the documents referred to in Section 5.2(c),

                  (d) any Losses incurred by Seller that result from the operations of the Company after the Closing Date; and

                  (e) any and all amounts paid by, or any liability, obligation or other Losses incurred by, Seller under, in connection with, arising out of, or based upon the guarantees set forth in Section 5.2(c) of this Agreement, to the extent such guarantees are not released and this transaction closes and only to the extent such guarantees relate to the obligations of the Company in respect to events occurring subsequent to the Closing Date.

         11.2 INDEMNITY BY SELLER. Subject to Section 11.3 of this Agreement, Seller and the Company, jointly and severally agree to indemnify, hold harmless and defend Buyer and its affiliates and related corporations, and their respective directors, officers, employees, agents, successors and assigns from and against any and all claims, causes of action, liabilities, damages, losses, judgments, and the costs and expenses incident to any of the foregoing, including but not limited to reasonable attorneys' fees, the costs and expenses of enforcing this indemnification, costs of investigations and the cost of any bonds necessary to stay any judgments or perfect any appeals (collectively, to the extent not covered by the Buyer's insurance coverage, "Losses") resulting from:

                  (a) the breach of any representation or warranty made by Seller or the Company in this Agreement or any document delivered pursuant to this Agreement, and

                  (b) the breach or default in the performance or observance by Seller or the Company of any of the covenants or other obligations which Seller is to perform or observe hereunder (including the accuracy at the Closing Date of the statements contained in the Certificate described in Sections 8.1(h), (i) and (j) hereunder).

         The Company's indemnity pursuant to this Section 11.2 shall terminate at the Closing and Seller shall thereafter have no right of contribution or subrogation against the Company.

         11.3 LIMITATION ON INDEMNITY. Seller shall not have any obligation to indemnify Buyer and Buyer shall not have any obligation to indemnify Seller, unless the aggregate cumulative total of all Losses incurred by Buyer or Seller, as the case may be, exceeds $1.0 million, whereupon Buyer or Seller, as the case may be, shall be entitled to indemnification for all of such Losses but only to the extent that the aggregate cumulative total of such Losses exceeds $1.0 million; provided, however, that this limitation on liability shall not apply indemnification for Seller's non compliance with the requirements of Sections 8.1(h), (i), (j) and (k) hereunder. Notwithstanding any other provision of this Agreement, the total maximum aggregate indemnification for all claims shall not exceed $10 million from the Seller or the Buyer.

         11.4 NOTICE OF CLAIM. If either Buyer, on the one hand, or Seller, on the other hand (the "Claimant"), desires to make a claim (a "Claim") against the other (the "Indemnitor") under this Article 11, the Claimant shall give written notice to the Indemnitor setting forth the amount, nature and circumstances of the Claim. The failure to give such notice shall relieve the Indemnitor of its indemnification obligations contained herein solely to the extent that failure to give such notice actually prejudices the rights of Indemnitor. In the event of the assertion by any third party of any claim with respect to which either Buyer or Seller is entitled to indemnification hereunder, the Indemnitor upon written acknowledgment of its obligation to indemnify Claimant with respect to such matter shall have the right to, and at the request of the Claimant shall, assume the defense of such claim at its own expense, subject to the right of the Claimant to participate in the defense of such matter at its own expense and with counsel of its own choice. The Indemnitor shall not have the right to settle any such claim without the consent of the Claimant, which consent shall not be unreasonably withheld, if such settlement would result in a liability or cost to the Claimant or, when the Buyer is the Claimant, would adversely affect the operation of the Business.



                                   ARTICLE XII

                                  MISCELLANEOUS

         12.1 WAIVER. No purported waiver by either party of any default by the other party of any term or provision contained herein shall be deemed to be a waiver of such term or provision unless the waiver is in writing and signed by the waiving party. No such waiver shall in any event be deemed a waiver of any subsequent default under the same or any other term or provision contained herein. No right or remedy conferred by this Agreement or legally available is intended to be exclusive of any other right or remedy, and each such right or remedy is cumulative and in addition to every other such right or remedy.

         12.2 ENTIRE AGREEMENT. This Agreement sets forth the entire understanding between the parties concerning the subject matter of this Agreement and incorporates all prior negotiations and understandings. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between them relating to the subject matter of this Agreement other than those set forth herein. No representation or warranty has been made by or on behalf of either party to this Agreement (or any officer, director, employee or agent thereof) to induce the other party to enter into this Agreement or to abide by or consummate any transactions contemplated by any terms of this Agreement, except representations and warranties expressly set forth herein. No alteration, amendment, change or addition to this Agreement shall be binding upon either party unless in writing and signed by the party to be charged.

         12.3 CONFIDENTIALITY; PUBLICITY. From and after the date hereof and prior to the Closing Date, nothing herein shall prohibit the Seller or the Buyer from making any disclosure of the transactions contemplated hereby; provided, however, to the extent that such disclosure is in writing, the Seller and the Buyer agree to notify the other party of the contents of said disclosure prior to its release. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement or the subject matter or terms hereof, without the prior consent of the other parties hereto.

         12.4 JOINT PREPARATION. This Agreement is to be deemed to have been prepared jointly by the parties hereto and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against either party, but shall be interpreted according to the application of the rules of interpretation for arm's length agreements.

         12.5 KNOWLEDGE. "To Seller's Knowledge" and words of similar import relating to the knowledge of Seller shall mean and be limited to, the actual (but not constructive or imputed), independent, knowledge of Joseph E. Kasputys, Stephen H. Curran, Michael R. Kargula, Patrick G. Richmond, and William J. Swift, who have made reasonable written inquiry of Charles H. Bell, Richard Horn and Christopher Basler as to the accuracy of the representations and warranties in this Agreement.

         12.6 NO PARTNERSHIP. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third person, corporation or other entity to create the relationship of principal and agent or of partnership or of joint venture.

         12.7 SUCCESSOR. Each and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, and except as otherwise specifically provided in this Agreement, their respective successors and assigns; provided, however, that neither party hereto may assign this Agreement or any rights hereunder without the written consent of the other. Notwithstanding the foregoing, Buyer may assign this Agreement to any parent corporation, subsidiary or other affiliate of the Buyer without the consent of the Seller; provided, however, no such agreement shall relieve Buyer of its obligations under this Agreement.

         12.8 NOTICES. Any consent, waiver, notice, demand, request or other instrument required or permitted to be given under this Agreement shall be in writing and be deemed to have been properly given when delivered in person, four business days after sent by certified or registered United States mail, return receipt requested, postage prepaid or one business day after being sent by (a) national prepaid overnight delivery service, or (b) telecopy or other facsimile transmission (followed with hard copy sent by national prepaid overnight delivery service), addressed:

                  If to Seller:

                  Primark Corporation
                  1000 Winter Street, Suite 4300N
                  Waltham, MA  02154
                  Attention:  J.E. Kasputys
                  Fax: 781 890 6187

                  and

                  Primark Corporation
                  1000 Winter Street, Suite 4300N
                  Waltham, MA  02154
                  Attention:  M.R. Kargula
                  Fax: 781 890 6190

                  and if to Buyer:

                  Aviation Sales Maintenance, Repair & Overhaul Company 6905 N.W. 25th Street
                  Miami, Florida 33122
                  Attention: President
                  Fax: (305) 599 6610

                  with copies to:

                  Aviation Sales Company
                  6905 N.W. 25th Street
                  Miami, Florida 33122
                  Attention: Dale Baker, Chairman and CEO
                  Fax: (305) 599 6610

                  and

                  Akerman, Senterfitt & Eidson, P.A.
                  One S.E. Third Avenue, Suite 2800
                  Miami, Florida  33131
                  Attn:  Philip B. Schwartz, Esq.
                  Fax: (305) 374-5095

Notice of change of address will be effective only upon receipt.

         12.9 CAPTIONS. The captions and Section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.

         12.10 PARTIAL INVALIDITY. If any term or provision of this Agreement or the application thereof to any person, corporation or other entity or circumstance, shall be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons, corporations or other entities or circumstances, other than those as to which it is held invalid, shall both be unaffected thereby and each term or provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

         12.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         12.12 THIRD PARTIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, corporation or other entity other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

         12.13 DISCLOSURE. Information disclosed in any Schedule of this Agreement shall be deemed disclosed in all schedules of this Agreement.

         12.14 INTERCOMPANY ACCOUNTS AND OBLIGATIONS. On or prior to Closing, Seller shall cause all intercompany accounts (including, without limitation, all debt of the Company owing to Seller ("Intercompany Debt") and all income tax related accounts, all of which shall be deemed to be intercompany accounts for the purposes of this Agreement) and all other agreements, understandings and/or obligations between the Company, on the one hand, and the Seller or any of its affiliates on the other hand, to be canceled as of the Closing Date. To the extent that any Intercompany Debt remains unpaid on the date immediately preceding the Closing Date, such unpaid amount shall be transferred to the equity account of the Company. In addition, Seller has the right and may from time to time, prior to Closing, cause the Company to distribute all cash holdings to Seller; provided however, that this right shall not affect Seller's obligations under Subsections 8.1(i), (j) and (k) hereof, and further provided that the only assets Seller shall have the right to cause the Company to distribute during the period between the date of this Agreement and the Closing Date is cash.

         12.15 EXPENSES. Each party hereto shall pay its own expenses, including attorneys and accounting fees, incurred in connection with the transaction described herein. In the event of any litigation with respect to this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs. Seller shall pay Company's legal and investment banking out of pocket expenses with respect to the transaction contemplated by the Agreement.

         12.16 GOVERNING LAW. This Agreement shall be governed and construed by the provisions hereof and in accordance with the laws of Massachusetts, without reference to its conflicts of laws principles.

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                            [SIGNATURES ON NEXT PAGE]

                   SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT


         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                   TRIAD INTERNATIONAL MAINTENANCE
                                   CORPORATION


                                   By: /S/ JOSEPH E. KASPUTYS
                                       -----------------------------------------
                                   Its: CHAIRMAN

                                   PRIMARK CORPORATION


                                   By: /S/ JOSEPH E. KASPUTYS
                                       -----------------------------------------
                                   Its: CHAIRMAN, PRESIDENT & CEO

                                   AVIATION SALES MAINTENANCE, REPAIR &
                                   OVERHAUL COMPANY


                                   By: /S/ DALE S. BAKER
                                       -----------------------------------------
                                   Its: PRESIDENT



                                    GUARANTY

     Aviation Sales Company, a Delaware corporation, hereby guarantees the performance by Aviation Sales Maintenance, Repair & Overhaul Company of its obligations under this Stock Purchase Agreement.

                                   AVIATION SALES COMPANY



                                   By: /S/ DALE S. BAKER
                                       -----------------------------------------
                                      Its: CHAIRMAN, PRESIDENT & CEO

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